Exhibit 99.1

[THE FIRST OF LONG ISLAND CORPORATION LETTERHEAD]

July 20, 2010	For More Information Contact:
Mark D. Curtis, Senior Vice President and Treasurer
(516) 671-4900, Ext. 556

The First of Long Island Corporation Raises $32.2 million from Common Stock Offering

Glen Head, New York, July 20, 2010 (GLOBE NEWSWIRE) - The First of Long Island Corporation (the “Company” or “FLIC”) (NASDAQ “FLIC”) announced today that it has closed on its common stock offering of 1,437,500 shares of common stock at a price of $24.00 per share, which includes 187,500 shares that were sold pursuant to the exercise by the underwriter of its over-allotment option.  The net proceeds of the offering, after the underwriting discount and estimated offering expenses payable by the Company, was approximately $32.2 million.  Keefe, Bruyette & Woods, Inc. acted as the sole Managing Underwriter of the offering.

The Company intends to use the proceeds from the offering for general corporate purposes.  These general corporate purposes could include contributing capital to its wholly owned bank subsidiary, the First National Bank of Long Island (the “Bank”), to maintain or increase regulatory capital levels or support growth in the Bank’s lending and deposit gathering activities, expanding the Bank’s branch system and possibly acquiring other financial institutions, branches or businesses engaged in activities that the Company believes could complement its banking business.  The Company has no specific acquisition targets at the current time.

About The First of Long Island Corporation

The First of Long Island Corporation is a one-bank holding company that provides financial services through the Bank.  The Bank currently operates in Nassau and Suffolk Counties and New York City through nineteen full service offices, twelve commercial banking offices and two select service banking centers.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, FLIC’s expected use of the proceeds from the common stock offering.  These statements involve risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward looking statements.

For a detailed discussion of risk factors applicable to FLIC, please refer to FLIC’s Annual Report on Form 10-K for the year ended December 31, 2009 and from time to time other filings with the SEC, which are available on the SEC's Internet web site (http://www.sec.gov).

Investors are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date such statements are made.  FLIC does not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after the date of this press release, or to reflect the occurrence of unanticipated events.